UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C.  20549


                        GENERAL SIGNAL CORPORATION


                                 FORM 8-K
                              CURRENT REPORT


                    Pursuant to Section 13 or 15(d) of
                    the Securities Exchange Act of 1934





     Date of Report                          June 26, 1995
(Date of earliest event reported)


                        GENERAL SIGNAL CORPORATION
          (exact name of registrant as specified in its charter)



                                 NEW YORK
              (State or other jurisdiction of incorporation)


       1-996                               16-0445660
(Commission File Number)                          (IRS Employer
                                             Identification Number)

P.O. Box 10010
HIGH RIDGE PARK, STAMFORD, CONNECTICUT       06904
(Address of principal executive offices)
(Zip Code)



                              (203) 329-4100
           (Registrant's telephone number, including area code)

Item 2.   Acquisition of Assets



On June 14, 1995, G.S. Newco, Inc.("G.S. Newco") a Delaware corporation and wholly owned subsidiary of General Signal Corporation ("GSX"), a New York corporation, accepted for payment all tendered shares of Common Stock (the "Shares"), par value $.01 per share, of Best Power Technology, Incorporated ("Best"), a Delaware corporation, pursuant to GSX's May 16, 1995 tender offer of $21 per share (the "Offer"). As a result of purchasing all Shares tendered in the Offer, G. S. Newco owned 9,325,055 Shares, representing approximately 97% of the outstanding common stock of Best. Pursuant to the Agreement and Plan of Merger, dated May 10, 1995, among GSX, G.S. Newco and Best, GSX caused G.S. Newco to merge with and into Best (the "Merger"). Pursuant to Section 253 of the General Corporation Law of the State of Delevware, the merger was consummated without a vote of Best stockholders. Following consummation of the Merger, Best continues as the surviving corporation and has become a wholly owned subsidiary of GSX.

On June 14, 1995 (the effective date of the Merger), each Share issued and outstanding immediately prior to June 14 (other than Shares held in the treasury of Best or owned by G.S. Newco, GSX or any direct or indirect wholly owned subsidiary of GSX, and other than Shares held by stockholders who shall have demanded and perfected appraisal rights under the General Corporation Law of the State of Delaware) was cancelled and converted automatically into the right to receive $21 in cash, without interest.

The aggregate purchase price of the Shares purchased and to be purchased pursuant to the Offer and the Merger is approximately $195 million. The amount of such purchase price has been determined by multiplying the number of Shares issued and outstanding as of June 14, 1995 by $21, the cash consideration paid or to be paid per Share pursuant to the Offer and Merger. The funds for such purchase price were obtained by G.S. Newco from GSX. GSX obtained the funds through issuance of commercial paper.

Item 7.   Financial Statements, Pro Forma Financial Information and
          Exhibits.

          (a)  Financial Statements of businesses acquired

               The following report and audited financial statements of Best and its subsidiaries are attached hereto as Appendix A:

                 (i)     Report of Independent Accountants dated
                         February 3, 1995;

                 (ii) Consolidated Statements of Income for the years ended December 31, 1994, 1993 and
                         1992;

                 (iii)   Consolidated Balance Sheets as of
                         December 31, 1994 and 1993;

                 (iv) Consolidated Statements of Cash Flows for the years ended December 31, 1994, 1993 and 1992;

                 (v)     Consolidated Statements of Stockholders'
                         Equity for the years ended December 31,
                         1994, 1993 and 1992; and

                 (vi)    Notes to Consolidated Financial
                         Statements.

               The following unaudited financial statements of Best and its subsidiaries are attached hereto as Appendix B:

                 (i)     Condensed Consolidated Statements of
                         Income (unaudited) for the three months
                         ended March 31, 1995 and March 31, 1994;

                 (ii)    Condensed Consolidated Balance Sheets
                         (unaudited) as of March 31, 1995 and
                         December 31, 1994;

                 (iii) Condensed Consolidated Statements of Cash Flows (unaudited) for the three months ended March 31, 1995 and March 31, 1994;
                         and

                 (iv)    Notes to Condensed Consolidated
                         Financial Statements (unaudited).

          (b)  Pro forma financial information.

               The following unaudited pro forma financial information of GSX and Best is attached hereto as Appendix C:

                 (i)     Introductory  Note;

                 (ii)    Unaudited Pro Forma Condensed
                         Consolidated Statement of Earnings for
                         the twelve months ended December 31, 1994 and for the three months ended March 31, 1995; and

                 (iii)   Unaudited Pro Forma Condensed
                         Consolidated Balance Sheet as of March
                         31, 1995;



                 (iv)    Notes to Unaudited Pro Forma Condensed
                         Consolidated Financial Statements.

          (c)  Exhibits

                 2a. Agreement and Plan of Merger, dated as of May 10, 1995, by and among GSX, G.S. Newco and Best is incorporated herein by reference to Exhibit 1 to Amendment No. 9 to the Tender Offer Statement on Schedule 14D-9 filed on May 16, 1995 by GSX and G.S. Newco with respect to the Offer.

                 23. Consent of Ernst & Young LLP, independent accountants.

Appendix A

             Report of Ernst & Young LLP, Independent Auditors

                  The Board of Directors and Stockholders
                    Best Power Technology, Incorporated


We have audited the accompanying consolidated balance sheets of Best Power Technology, Incorporated as of December 31, 1993 and 1994, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.

An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Best Power Technology, Incorporated at December 31, 1993 and 1994, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1994, in conformity with generally accepted accounting principles.


Ernst & Young LLP


Milwaukee, Wisconsin
February 3, 1995

                        Best Power Technology, Inc.
                     Consolidated Statements of Income
                          Year ended December 31

                                    1992            1993          1994
Net sales                       $118,795,517   $132,637,845   $149,440,737
Cost of goods sold                65,041,135     74,089,107     86,415,305
Gross profit                      53,754,382     58,548,738     63,025,432
Operating expenses:
 Selling and marketing            23,317,857     25,482,531     26,361,484
 Administrative                    8,695,445      7,539,048     10,920,708
 Research and development          6,464,847      7,273,054      8,582,201
 Incentive compensation                -          1,287,000          -
                                  38,478,149     41,581,633     45,864,393
Income from operations            15,276,233     16,967,105     17,161,039

Other income (expense):
 Interest income                     433,171        604,914        665,221

 Interest expense                   (548,170)      (331,860)      (197,263)

 Foreign currency gain (loss)       (639,661)        (7,734)       198,177
 Miscellaneous                       (46,554)        (9,144)       117,030

Minority interest                      -              -            336,042
                                    (801,214)       256,176      1,119,207
Income before income taxes        14,475,019     17,223,281     18,280,246
Income taxes                       1,292,409      3,983,025      7,175,000
Net income                      $ 13,182,610   $ 13,240,256   $ 11,105,246

Net income per common share
 (Note 1)                       $      -       $      -       $       1.15
PRO FORMA DATA (unaudited)
 (Note 2):
Income before income taxes      $ 14,475,019   $ 17,223,281   $       -

Income taxes                       5,267,644      5,459,928           -
Net income                      $  9,207,375   $ 11,763,353   $            -

Net income per common share
 (Note 1)                       $       1.15   $       1.36   $
Weighted average number of common
     shares                        8,011,671      8,664,124      9,620,580

See accompanying notes.

Best Power Technology, Inc.
Consolidated Balance Sheets
December 31

                                                       1993            1994
ASSETS

Current assets:

Cash and cash equivalents                           $19,100,693     $12,525,006

Accounts receivable - trade, less allowance of
  $224,000 in 1993 and $450,000 in 1994              16,545,393      22,055,672

Other receivables                                       187,128         814,630

Inventories                                          16,292,302      24,902,474

Prepaid expenses and other assets                     1,483,868         845,082

Deferred tax benefits                                 2,243,790       3,729,592

Total current assets                                 55,853,174      64,872,456

Property, plant and equipment, net                   13,780,165      20,656,877

Intangible assets, net of accumulated amortization of
 $19,000 in 1993 and $55,000 in 1994                    231,858       3,912,403

Long-term portion of deferred tax benefits             268,019           -

Total assets                                       $70,133,216     $89,441,736

                                                            December 31

                                                         1993           1994

Liabilities and stockholders  equity
Current liabilities:

 Accounts payable                                       $8,049,744    $ 7,868,813

 Advance payments -
    customer service contracts                           5,626,007      6,471,549

 Income taxes payable                                      515,679        465,538

Accrued liabilities                                      3,727,376      6,603,997

 Current maturities of long-term debt
   and capital lease obligations                            19,957      2,884,231

Total current liabilities                               17,938,763     24,294,128

Advance payments -
  customer service contracts                             4,022,539      3,807,824

Long-term debt and capital lease obligations                45,699      2,276,804

Deferred tax liability                                      20,197        112,274

Total liabilities                                       22,027,198     30,491,030

Minority interest                                            -          1,450,158

Commitments and contingencies (Notes 6, 7 and 8)

Stockholders  equity:

 Preferred stock                                           -              -

 Common stock                                               96,579         96,707

 Additional paid-in capital                             38,497,117     38,658,307


 Retained earnings                                       9,732,623     20,837,869
 Cumulative foreign currency
   translation adjustments                             (204,585)       (23,585)

Notes receivable from stockholders                      (15,716)         -

 Less treasury shares (150,000-1994), at cost             -         (2,068,750)

Total stockholders  equity                           48,106,018     57,500,548

Total liabilities and stockholders  equity          $70,133,216    $89,441,736

See accompanying notes.

Best Power Technology, Inc.
Consolidated Statements of Cash Flows
                                                    Year ended December 31
                                             1992            1993           1994
OPERATING ACTIVITIES
Net income                               $13,182,610   $ 13,240,256    $ 11,105,246

Adjustments to reconcile net income
 to net cash provided by
 operating activities:

  Depreciation and amortization            1,839,939      2,374,327       2,059,054

  Deferred tax benefit                    (1,509,324)      (679,239)     (1,104,490)

  Minority interest                            -              -            (336,042)

  Loss (gain) on disposal of equipment        50,094        (39,608)          -
  Incentive compensation                       -          1,287,000           -
  Changes in operating assets and
   liabilities, net of effects of
   acquisitions:
    Receivables - trade                   (4,353,806)    (2,846,093)     (5,200,161)
    Other receivables                       (286,729)       838,475        (580,517)
    Inventories                           (3,005,796)    (1,141,009)     (7,767,320)
    Prepaid expenses and other assets       (127,128)    (1,286,300)        451,570
    Accounts payable                           10,926        952,224       (180,931)
    Advance payments - customer
      service contracts                    4,761,167      2,828,840         630,827
    Income taxes payable                    (422,114)       116,447         (50,141)
    Accrued liabilities                    2,599,492     (1,822,924)      2,855,405
Total adjustments                           (443,279)       582,140      (9,222,746)
Net cash provided by operating
  activities                              12,739,331     13,822,396       1,882,500

INVESTING ACTIVITIES
Capital expenditures                      (2,161,132)    (3,066,470)     (5,543,348)
Proceeds from disposal of equipment           67,762        744,447           -
Cost of acquisitions, net of
  cash acquired                                -              -          (7,904,701)
Net cash used in investing activities     (2,093,370)    (2,322,023)    (13,448,049)

FINANCING ACTIVITIES
Proceeds from issuance of common
  stock, net of stockholder notes            303,803     20,951,937         161,318
Acquisition of treasury stock                  -              -          (2,068,750)
Payments on notes receivable
  from stockholders                           63,111        461,184          15,716
Payments on notes payable - bank, net     (6,000,000)         -               -
Proceeds from (payments on) debt and
 capital lease obligations                  (196,481)      (472,260)        805,601
Proceeds from BEST ASIA debt                   -              -           4,289,777
Distributions paid                        (4,234,734)   (14,966,377)          -
Contributions by minority interest
  in subsidiary                                -              -           1,786,200
Net cash provided by (used in)
  financing activities                   (10,064,301)      5,974,484      4,989,862
Net increase (decrease) in cash
  and cash equivalents                       581,660      17,474,857     (6,575,687)
Cash and cash equivalents at
  beginning of year                        1,044,176       1,625,836     19,100,693
Cash and cash equivalents at
  end of year                           $  1,625,836   $  19,100,693   $ 12,525,006

See accompanying notes.

Best Power Technology, Inc.
Consolidated Statements of Stockholders' Equity

                                   Common Stock, $.01 Par                           Cumulative
                                   Value, Authorized                                Foreign      Notes
                                   25 Million Shares      Additional                Currency     Receivable              Total
                                   Outstanding            Paid-in       Retained    Translation  from       Treasury Stockholders
                                   Shares        Amount   Capital       Earnings    Adjustments  Stockholders  Stock     Equity
Balance January 1, 1992            7,760,589    $77,606  $ 3,253,673   $ 15,018,429  $(35,149)   $(327,895)    $      $17,986,664
 Net income                                                              13,182,610                                    13,182,610
 Foreign currency translation
   adjustments                                                                       (111,117)                           (111,117)
 Issuance of stock                   198,655      1,986      447,778                              (145,961)               303,803
 Payments on notes receivable
   from stockholders                                                                                63,111                 63,111
 Distributions                                                          (6,476,118)                                    (6,476,118)
Balance December 31, 1992          7,959,244     79,592    3,701,451    21,724,921   (146,266)    (410,745)            24,948,953
 Net income                                                             13,240,256                                     13,240,256
 Foreign currency translation
  adjustments                                                                         (58,319)                            (58,319)
 Shares sold to public, net of
  offering costs                   1,590,000     15,900   20,768,637                                                   20,784,537
 Shares issued through
  exercise of warrants               108,630      1,087      232,468                               (66,155)               167,400
 Incentive compensation
  related to warrants                                      1,287,000                                                    1,287,000
 Payments on notes receiv-
   able from stockholders                                                                          461,184                461,184
 Distributions                                                         (12,724,993)                                   (12,724,993)
 Reclassify undistributed
  S Corporation earnings                                  12,507,561   (12,507,561)
Balance December 31, 1993          9,657,874     96,579   38,497,117     9,732,623   (204,585)     (15,716)            48,106,018
 Net income                                                             11,105,246                                     11,105,246
 Foreign currency translation
  adjustments                                                                         181,000                             181,000
 Issuance of stock                    12,805        128      161,190                                                         161,318
 Repurchase of common shares
  for treasury                      (150,000)                                                              (2,068,750) (2,068,750)
 Payments on notes receiv-
  able from stockholders                                                                            15,716                  15,716
Balance December 31, 1994          9,520,679     96,707 $ 38,658,307   $20,837,869   $(23,585)    $        $(2,068,750)$57,500,548

See accompanying notes.

Best Power Technology, Inc.

Notes to Consolidated Financial Statements

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation and Principles of Consolidation

The accompanying consolidated financial statements include the accounts of Best Power Technology, Incorporated (Technology or the Company) and its wholly and majority owned foreign subsidiaries. Significant intercompany transactions and balances have been eliminated in consolidation. Minority interest represents the minority stockholders proportionate share of the equity (balance sheet) and the net loss (income statement) of the Company s BEST ASIA joint venture (see Note 3).

On July 1, 1993, the Company merged with Best Power Technology Sales Corporation (Sales), which had substantially the same stockholder ownership, through the issuance of 958,814 common shares of the Company in exchange for all of the common shares outstanding of Sales. For financial reporting purposes, the merger has been considered an exchange of common shares between enterprises under common control. Accordingly, the transaction was accounted for using historical amounts similar to the pooling-of-interests method of accounting for a business combination. Concurrent with the merger, the Company s status as an S Corporation was terminated as of June 30, 1993, and the Company became subject to tax at the corporate level beginning July 1, 1993. As a result, approximately $12.5 million of undistributed S Corporation earnings were reclassified from retained earnings to additional paid-in capital.

Financial Instruments and Derivatives

Following are disclosures of information about financial instruments with off-balance-sheet risk and concentrations of credit risk.

Off-Balance-Sheet Risk

The Company enters into forward foreign currency exchange contracts to hedge various subsidiary transactions (e.g., purchases from parent) denominated in other than local currencies. The purpose of the Company s foreign currency hedging activities is to protect these subsidiaries from the risk that the foreign subsidiaries payables resulting from U.S. dollar denominated purchases of products will be adversely affected by changes in exchange rates. At December 31, 1993 and 1994, open contracts required the delivery of foreign currencies (primarily French francs, deutsche marks and pounds sterling) in exchange for approximately $1.7 million and $4.3 million, respectively, at various exchange rates and dates through April 1994 and August 1995, respectively. Gains and losses on these forward contracts are deferred and recognized in the period of the related hedged transaction (generally within one year). At December 31, 1993 and 1994, the net deferred gain (loss) on these contracts totaled approximately $79 thousand and $(193) thousand, respectively.

The Company is exposed to credit loss in the event of nonperformance by counterparties on foreign exchange contracts;
however, the Company does not anticipate nonperformance by any of these counterparties. The amount of such exposure is generally the unrealized gains in such contracts.

Concentrations of Credit Risk

Financial instruments that potentially subject the Company to credit risk consist principally of trade receivables. The sales of products and services are to a wide range of end users, dealers and distributors. Periodic credit evaluations of customers financial condition are performed and generally collateral is not required, except for certain foreign sales on which letters of credit are obtained. Receivables from domestic customers generally are due in 30 days, whereas receivables from foreign subsidiary customers generally are due in 30 to 90 days.

Cash and Cash Equivalents

Cash and cash equivalents consist of short-term, highly liquid investments with original maturities of less than three months.

Inventories

Inventories are stated at the lower of cost, determined using the first-in, first-out method, or market.

Property, Plant and Equipment

Property, plant and equipment is recorded at cost. Depreciation is provided using the straight-line and accelerated methods over the assets useful lives as follows:

                                               Years
    Land improvements                  20
    Buildings and improvements         40
    Machinery and equipment           3 - 12
    Leased equipment                  5 - 6


Goodwill

Goodwill recorded in connection with the BEST ASIA acquisitions is being amortized on a straight-line basis over 15 years.

Revenue Recognition

Revenue from product sales is recognized at the time of shipment. Certain of the Company s distributors have been granted varying return privileges on purchases of product. The effect of estimated future returns is provided for in the period that the related sales are recognized. As explained below, revenue and costs associated with separately priced customer service contracts are recognized in accordance with provisions of Financial Accounting Standards Board
(FASB) Technical Bulletin No. 90-1, "Accounting for Separately Priced Extended Warranty and Product Maintenance Contracts, such that (a) revenue is recognized either ratably over the contract period or, when there is sufficient historical evidence on costs, in proportion to the costs expected to be incurred over the contract period; (b) costs are expensed as incurred (incremental direct acquisition costs are not material); and (c) losses are recognized on contracts where the expected future costs exceed expected future revenue (no such contracts exist at December 31, 1992, 1993 or 1994).

Advance Payments   Customer Service Contracts

Customer service contracts include customer protection plan contracts, site warranty plan contracts and extended warranty plan contracts.

Receipts on contracts are recorded as advance payments at the inception of the contracts. The advance payments for customer protection plan contracts are recognized as revenue as services are performed (i.e., in proportion to the costs expected to be incurred in performing the service), while advance payments for site warranty plan contracts and extended warranty plans are recognized as revenue on a straight-line basis over the term of the contract. For all customer service contracts, costs are expensed as incurred.

Advertising Costs

The Company expenses advertising costs as incurred.

Accrued Warranty

The Company generally has a limited two-year warranty period applicable to its products. An accrual is provided for estimated future warranty costs based on the historical relationship of actual warranty claims to sales.

Income Taxes

For 1992, Sales accounted for income taxes under Statement of Financial Accounting Standards (SFAS) No. 96, "Accounting for Income Taxes." SFAS No. 109, "Accounting for Income Taxes," which superseded SFAS No. 96, was adopted prospectively in 1993 and had no impact on Sales financial position or results of operations. Technology was an S Corporation and, consequently, was not subject to corporate income taxes until the July 1, 1993 merger with Sales.


Net Income Per Common Share

Net income per common share for 1994 is calculated by dividing net income by the weighted average number of common shares outstanding. Stock options were either antidilutive or not materially dilutive. Historical net income per common share for 1992 and 1993 is not meaningful.




Pro forma net income per common share for 1992 and 1993 is computed by dividing pro forma net income by the weighted-average number of common shares outstanding during each period retroactively adjusted for the 170-for-1 stock split on June 1, 1993, the merger of Technology and Sales on July 1, 1993, and the exercise of certain warrants during 1993. Stock options were not materially dilutive for 1992 or 1993.

2. PRO FORMA INCOME TAXES

Effective January 1, 1987, Technology and its stockholders elected to be treated as an S Corporation under Subchapter S of the Internal Revenue Code and similar provisions under state income tax laws. Accordingly, Technology s taxable income was includable in the individual tax returns of the stockholders. Due to the merger of Technology and Sales on July 1, 1993, Technology s status as an S Corporation was terminated and, as a result, its income was subject to corporate income taxes from that date forward. The accompanying historical financial statements, therefore, do not include any provision or liability for income taxes of Technology for any period during which it was an S Corporation.

For informational purposes, the accompanying consolidated statements of income and certain disclosures in Note 7 include a pro forma presentation for 1992 and 1993 that includes a provision for income taxes on the earnings of the Company for the periods during which it was an S Corporation. The pro forma adjustments (i.e., additional income tax expense) were calculated based on the income tax laws and rates in effect during those periods.

Also, in connection with the termination of its S Corporation election, the Company recorded a nonrecurring income tax benefit - (related to the reinstatement of a net deferred tax asset) which increased net income and pro forma net income by $1.4 million, or $.16 per share, for the year ended December 31, 1993.

3. FORMATION OF ASIA JOINT VENTURE AND ACQUISITIONS

During 1994, the Company entered into a joint venture agreement with six Taiwanese nationals and formed Best Power Technology Asia Limited (BEST ASIA). BEST ASIA is 51% owned by the Company and, therefore, has been consolidated. The Company also has an option to acquire up to an additional 9% of BEST ASIA common stock from the minority stockholders at book value on June 30, 1996.

Under separate asset and stock purchase agreements, respectively, BEST ASIA acquired certain net assets of Joinsoon Electronics Manufacturers Co. Ltd. (Joinsoon), and the capital stock of Infomate Corporation (Infomate), two local Taiwanese companies, for approximately $7.9 million. Both Joinsoon and Infomate were previously controlled by BEST ASIA s minority stockholders, and Joinsoon manufactured certain products for the Company prior to its acquisition. The acquisitions were accounted for as purchases and, accordingly, the consolidated financial statements include the operations of such acquired entities since October 1, 1994, their effective acquisition dates.

The purchase price was financed through the $3.6 million initial capitalization of BEST ASIA and a loan agreement with United World Chinese Bank. The acquisitions resulted in BEST ASIA recording approximately $3.3 million in goodwill, and had the following effect on cash (in thousands):


         Fair value of net assets acquired
          (net of cash received)                 $ 7,905
         Fair value of liabilities assumed           -
         Net effect on cash                      $ 7,905

The impact of the acquisitions is not material to the Company and, as a result, pro forma financial information relating thereto has not been presented.

BEST ASIA also has an option to acquire Cotek International Limited (Cotek), a private Hong Kong company.

4. ADDITIONAL BALANCE SHEET INFORMATION

The detail supporting certain balance sheet groupings is shown below:

                                                  December 31
                                              1993          1994

Inventories:
  Raw materials                      $  8,612,402    $12,229,847
  Work in process                         185,024        498,782
  Finished goods                        7,494,876     12,173,845
                                     $ 16,292,302   $ 24,902,474

Property, plant and equipment, net:
Land and land improvements            $ 1,175,310    $ 2,465,726

  Buildings and improvements            8,816,253     11,501,999
  Machinery and equipment               9,806,037     12,701,338
  Leased equipment                        464,168        330,092
  Construction in progress                633,441      2,661,032
  Total property, plant and
     equipment, at cost                20,895,209     29,660,187
  Less accumulated depreciation        (7,115,044)    (9,003,310)
                                     $ 13,780,165   $ 20,656,877

Accrued liabilities:

  Payroll expense                    $  2,405,903    $ 2,946,727
  Payroll taxes and other
    withholdings                          216,228        508,008
  Taxes other than income and payroll     363,102        819,881
  Warranty                                600,000      1,000,000
  Other expenses                          142,143      1,329,381
                                     $  3,727,376   $  6,603,997

5. STATEMENT OF CASH FLOWS

Noncash transactions and supplemental cash flow information are as follows:

                                          Year ended December 31
                                        1992       1993       1994

Profit distribution declared       $  2,241,384   $     -        $    -
 Cash payments for:
 Interest                               666,095      452,586       173,822
 Income taxes                         3,226,584    4,731,783     8,613,854

6. LINE OF CREDIT AND LONG-TERM DEBT

In August 1993, the Company obtained a $15 million unsecured credit facility, which expires in August 1995. The facility provides the Company with an interest rate option of (a) the bank s prime rate or (b) the London InterBank Offering Rate (LIBOR) plus 1.35% fixed for 30, 60 or 90 days. The agreement provides for a commitment fee at an annual rate of 1/4 of 1% of the unused facility. The agreement also contains certain covenants including: maintenance of minimum tangible net worth, as defined; limitations on the issuance of additional debt, the sale of significant assets or stock of the Company, or a merger involving the Company; and maintenance of certain financial ratios. No amounts were outstanding under the facility at December 31, 1993 or 1994. However, the available borrowings under the facility have been reduced by a $3.7 million standby letter of credit issued by the lender on behalf of the Company as collateral for certain bank debt of BEST ASIA as described below.

Long-term debt and capital lease obligations consist of the following at December 31:

                                                           1993              1994
Note payable by BEST ASIA to local bank on
 October 3, 1995; interest payable monthly at
 prime plus .825%; secured by a  U.S. standby
 letter of credit                                    $     -        $  2,662,609
Mortgage note payable by BEST ASIA to local
 bank in 12 equal semi-annual
 installments beginning in October 1995
 through April 2001; interest payable
 monthly at prime plus .825%; secured by land
 and building                                              -           2,396,348
Other                                                    65,656          102,078
                                                        65,656         5,161,035
Less current portion                                     19,957        2,884,231

Long-term debt and capital lease
 obligations, less current portion                     $ 45,699   $    2,276,804

7. INCOME TAXES

Following is a summary of income before income taxes:

                                                   Year ended December 31
                                               1992         1993         1994
Domestic                                      $13,227,058     $15,599,653   $19,056,651
Combined foreign subsidiary income              1,426,598       2,241,232        224,561
Elimination of intercompany profits              (178,637)       (617,604)    (1,000,966)
 Consolidated income before income taxes      $14,475,019     $17,223,281    $18,280,246

The provision for income taxes consists of the following:

                                                                 Pro Forma
                                   Historical             (Unaudited   see Note 2)
              1992            1993            1994          1992              1993
Current:

Federal      $ 2,315,341       $ 3,428,294     $ 6,912,436    $ 5,964,060    $ 5,038,639
State            426,928           647,610       1,290,087      1,356,672      1,053,237
Foreign           59,464           586,360          76,967         59,464        586,360
               2,801,733         4,662,264       8,279,490      7,380,196          6,678,236

Deferred:
 Federal      (1,280,138)         (558,075)       (799,076)    (1,761,840)      (988,544)
 State          (237,737)         (110,546)       (171,911)      (359,263)      (219,146)
 Foreign           8,551           (10,618)       (133,503)         8,551        (10,618)
             (1,509,324)          (679,239)     (1,104,490)    (2,112,552)    (1,218,308)
Total
 provision   $ 1,292,409       $ 3,983,025     $ 7,175,000    $ 5,267,644    $ 5,459,928

Differences between the provision for income taxes at the U.S. statutory income tax rate and the provision in the accompanying consolidated statements of income are as follows:

                                                                                             Pro Forma
                                                             Historical     (Unaudited   see Note 2)
                                          1992         1993        1994       1992      1993
Provision at federal statutory
 rate                                    $ 4,921,506  $6,028,150   $6,398,086  $4,921,506  $6,028,150

Increase (decrease) resulting from:
 S Corporation income taxable to
 stockholders                          (3,472,469) (1,269,070)
 Current benefit from foreign loss
  carryforwards                             (246,105)   (148,376)     (91,869)    (246,105)   (148,376)
 Foreign losses that do not provide
  current benefit                           41,877         70      291,030      41,877         70
 Foreign sales corporation benefit         (148,410)  (165,249)     (152,062)    (148,410)   (165,249)
 State income taxes, net of federal
  benefit                                   127,373     540,090      726,814     661,817     747,923
 Reinstatement of net deferred tax
  asset                                              (1,399,385)                            (1,399,385)
 Effect of minority interest                                      (117,615)
 Other, net                                  68,637     396,795      120,616      36,959     396,795
Provision for income taxes               $1,292,409 $ 3,983,025   $7,175,000  $5,267,644  $5,459,928

Deferred tax assets and (liabilities) as of December 31, 1993 and 1994, are as follows:

                                                                    1993                  1994
Deferred tax liabilities:
 Tax over book depreciation and amortization                        $ (607,578)            $  (953,983)
Deferred tax assets:
 Advance payments   customer service contracts                      2,081,791               2,284,127
 Nondeductible accruals   various                                    1,017,399               2,145,581
 Tax relief available on distribution of German subsidiary
  undistributed earnings                                                                       141,593
 Foreign operating loss carryforwards                                  81,000                 989,000
Total deferred tax assets                                            3,180,190               5,560,301
Valuation allowance for deferred tax assets                            (81,000)               (989,000)
Net deferred tax assets                                              3,099,190               4,571,301
Net deferred taxes                                                  $2,491,612              $3,617,318

Deferred taxes are presented on the accompanying consolidated balance sheet as of December 31, 1993 and
1994, as follows:

                                                                      1993                1994
Current portion of deferred tax benefits                          $ 2,243,790           $ 3,729,592
Long-term portion of deferred tax benefits                           268,019
Long-term deferred tax liability                                       (20,197)              (112,274)
Net deferred taxes                                                $ 2,491,612           $ 3,617,318

The deferred tax provision for 1992 resulted principally from temporary differences between accounting for financial statement purposes and accounting for tax purposes for revenue on customer service contracts (approximately $1.2 million) and for certain nondeductible accruals ($290 thousand).

In connection with the adoption of SFAS No. 109 in 1993, a gross deferred tax asset has been established for the tax benefit of net operating loss carryforwards of certain foreign subsidiaries. In accordance with SFAS No. 109 s more likely than not provisions, a valuation allowance has been established to the full extent of such potential future benefits. The foreign net operating loss carryforwards of approximately $3.9 million as of December 31, 1994, are available to offset future taxable income of the subsidiaries. Loss carryforwards of $313 thousand, $763 thousand, $925 thousand, and the remaining $1.9 million will expire in 1995, 1996, 1997 and 1998 or later, respectively.

Provisions are made for estimated U.S. and foreign income taxes (less available tax credits and deductions) that would be incurred on the remittance of the Company s share of foreign subsidiaries undistributed earnings, less those amounts deemed to be reinvested indefinitely. At December 31, 1993, deferred taxes had not been provided on approximately $1.2 million of undistributed foreign earnings. During 1994, the Company determined that its German subsidiary s undistributed earnings, which previously had been considered invested indefinitely, would eventually be distributed. That decision resulted in a net deferred tax benefit of $142 thousand as a result of the lower German statutory rate applicable to distributable earnings. As of December 31, 1994, undistributed earnings of foreign subsidiaries considered to be indefinitely reinvested are not significant.

The Internal Revenue Service (IRS) currently is examining federal income tax returns of Technology and Sales for 1990 and 1991. The statute of limitations has expired for 1988 and 1989. Amounts of potential claims or settlements cannot be anticipated. In the case of Technology, the Company has entered into an agreement to indemnify its stockholders against additional taxes (including interest and penalties) arising from an audit of Technology s tax returns for any period during which it was an S Corporation. Resolution of potential settlements with the IRS resulting in additional liability for stockholders of Technology while filing as an S Corporation will result in additional distributions by Technology in accordance with the indemnification agreement.

8. LEASE COMMITMENTS AND RELATED-PARTY
 TRANSACTIONS

The Company leases certain property and equipment, including offices, warehouse facilities and other equipment, under operating leases which expire over the next 2 to 13 years. Future minimum annual lease payments for those operating leases having initial or remaining noncancelable terms in excess of one year are:
$349,453 1995; $218,294 1996; $174,367 1997; $82,675 1998;
$82,675 1999; and $483,376 thereafter. Rent expense was $697,825,
$500,605 and $607,272 in 1992, 1993 and 1994, respectively.

In May 1994, the Company entered into an aircraft lease agreement and an aviation services agreement with two separate companies controlled by an officer/stockholder of the Company. Both agreements expire after one year (May 1995) and require a combined basic monthly rent/fee of $24 thousand. The aircraft lease also includes a usage fee of $.75 per statute mile and a hangar fee of $2 thousand per month. The aviation services agreement requires a fee of $100 per hour for each hour in excess of forty hours per pilot per week. During 1994, the Company expensed $552 thousand related to these agreements (and under informal agreements prior to May 1994), which included various aircraft repair and maintenance expenditures as well as pilot travel expenses. During 1992 and 1993, the Company expensed $144 thousand in each year of payments made to one of these companies for unlimited flight services.



9. STOCKHOLDERS  EQUITY

Preferred Stock

The Company has authorized 10 million shares of preferred stock, par value $.01 per share, of which no shares are issued and outstanding. The Board of Directors is authorized to determine the voting, dividend, redemption and liquidation preferences and limitations pertaining to such shares which may have the effect of delaying, deferring or preventing a future takeover or change in control of the Company.

Employee Stock Option Plan

The 1993 Stock Option Plan (1993 Option Plan) provides for the granting of up to 1,000,000 stock options to certain key employees. Options may be granted to participants, which constitute incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, or nonstatutory stock options. The option price per share will be not less than 100% of the fair market value as of the date of the grant of the option (110% in the case of incentive stock options). Options granted under the 1993 Option Plan generally become exercisable within the fourth through tenth years following the grant.

Director Stock Option Plan

A stock option plan for outside directors (Director Stock Option
Plan) has terms closely paralleling the 1993 Stock Option Plan. The Company has reserved 100,000 shares for the Director Stock Option Plan and has granted 10,000 shares at $19.25 per share through December 31, 1994.

Additional information relating to option shares under the 1993
Option Plan, and Director Stock Option Plan, is as follows:


Number of Options
                               1993           1994
Options outstanding at
 beginning of year                             182,302
Options granted                182,302          73,300
Options exercised
Options cancelled                              (42,500)
Options outstanding
 at end of year                182,302         213,102
Exercise prices of
 outstanding options     $13.48 to $19.25  $12.75 to $19.25

None of the outstanding options were exercisable at either December 31, 1993 or 1994. In January 1995, 73,066 options were cancelled.

Employee Stock Purchase Plan

The 1993 Employee Stock Purchase Plan (1993 Purchase Plan) allows employees to purchase common stock of the Company in an amount not to exceed $25 thousand fair market value as of the grant date, at 85% of the market value per share on the dates of exercise. The Company has reserved 500,000 shares for issuance under the 1993 Purchase Plan. During 1994, 12,805 shares of common stock were issued under the plan (none issued in 1993).

At December 31, 1994, 1,587,195 shares of authorized but unissued common stock have been reserved for potential future issuance under the Company s various stock option and purchase plans.

Stock Warrant Plan

During 1993, 108,630 shares of common stock were issued upon exercise of certain stock warrants granted in previous years. The Company recorded a nonrecurring incentive compensation charge of approximately $1.3 million (approximately $800 thousand or $.09 per share, net of tax) in 1993 in connection with the exercise of such warrants. The Stock Warrant Plan was terminated by the Company s Board of Directors.

10. EMPLOYEE BENEFIT PLANS

401(k) Plan

A 401(k) plan, which covers substantially all employees meeting minimum eligibility requirements, requires that the Company match a certain percent of employee contributions and allows the Company to make optional year-end contributions. Total 401(k) plan expense was $288,060, $293,914 and $403,225 in 1992, 1993 and 1994,
respectively.

Voluntary Employees  Beneficiary Association

A Voluntary Employees Beneficiary Association (VEBA) trust was established in September 1991, principally to administer employee health care costs. During 1992, 1993 and 1994, the Company made contributions to the VEBA of $1,171,317, $1,338,475 and $1,458,936,
respectively.

The Company has no significant obligations to its present or former employees with respect to retiree health care benefits or other nonpension postretirement benefits. Accordingly SFAS No. 106,
 Employers Accounting for Postretirement Benefits Other Than Pensions, had no impact on the Company.

11. INDUSTRY SEGMENT AND GEOGRAPHIC INFORMATION

The Company operates in one business segment   the manufacture,
sale and service of uninterruptible, computer-grade power systems. Comparative data for the domestic and foreign operations is as follows:







                                                      Year ended December 31

                                                 1992         1993           1994
Sales:

 All domestic operations                    $112,421,969    $125,229,092     $140,978,487
 Sales to foreign subsidiaries               (11,807,817)    (16,399,168)         (21,809,369)
 Domestic sales to unaffiliated
    customers                                100,614,152     108,829,924     119,169,118
 Foreign subsidiaries:
  Europe                                      14,575,677      18,073,145      23,721,693
  Asia                                         2,176,543       3,033,806       4,289,855
  Other                                        1,429,145       2,700,970       3,069,422
  Sales to parent                                  -               -            (809,351)
                                            $118,795,517    $132,637,845    $149,440,737
Net income (loss):
  Domestic operations$                        11,903,179   $  11,653,297   $  10,903,692
  Foreign subsidiaries:
    Europe                                       573,436         790,854         227,428
    Asia                                          87,983         138,323        (541,280)
    Other                                        618,012         657,782         515,406
                                            $ 13,182,610    $ 13,240,256    $ 11,105,246
Identifiable assets at December 31:
  Domestic operations                       $ 39,384,594    $ 60,660,479    $ 66,363,735
  Foreign subsidiaries:
    Europe                                     6,068,245       7,039,367       9,640,067
    Asia                                         939,695       1,106,912      11,828,096
    Other                                      1,218,941       1,326,458       1,609,838
                                            $ 47,611,475    $ 70,133,216     $89,441,736

Sales to foreign subsidiaries are at prices approximating those charged to unaffiliated customers. Export sales to unaffiliated customers by domestic operations totaled approximately $15.2 million, $18.5 million and $21.8 million during 1992, 1993 and 199, respectively.

12.  EVENT (UNAUDITED) SUBSEQUENT TO DATE OF INDEPENDENT AUDITOR'S REPORT

Effective June 13, 1995, the Company was acquired by General Signal Corporation pursuant to a cash tender offer of $21 per common share. In connection with the acquisition, the Company incurred $4.7 million in nonrecurring charges, which were recorded in May 1995.

Appendix B

Best Power Technology, Incorporated
Condensed Consolidated Statements of Income
(Unaudited)


                                                    Three Months Ended
                                                         March 31,
                                                   1995            1994

Net sales                                      $35,284,429       $33,005,077

Cost of goods sold                              21,118,741        19,309,329

Gross profit                                    14,165,688        13,695,748


Operating expenses:
   Selling and marketing                         6,222,603         5,384,542
   Administrative                                2,764,055         2,384,286
   Research and development                      1,999,156         2,171,118
                                                10,985,814         9,939,946

Income from operations                           3,179,874         3,755,802

Other income (expense):
   Interest income                                 143,928           184,579
   Interest expense                               (133,765)          (12,327)
   Foreign currency gain                           477,348           107,669
   Miscellaneous                                   (18,819)              784
   Minority interest                               367,131              -
                                                   835,823           280,705

Income before income taxes                       4,015,697         4,036,507

Income taxes                                     1,487,403         1,374,576

Net income                                      $2,528,294        $2,661,931

Net income per common share                     $      .27        $      .28

Weighted average number
   of common shares                              9,522,833         9,657,874

See accompanying Notes to Condensed Consolidated Financial Statements.

Best Power Technology, Incorporated
Condensed Consolidated Balance Sheets


                                                   March 31       December 31
                                                     1995             1994
                                                   Unaudited
Assets
Current assets:
   Cash and cash equivalents                       $14,256,192    $12,525,006
   Accounts receivable - trade allowance
     of $440,000 in 1995 and $450,000
     in 1994                                        21,460,185     22,055,672
   Other receivables                                   253,348        814,630
   Inventories (Note 2)                             25,386,791     24,902,474
   Prepaid expenses and other assets                 1,301,776        845,082
   Deferred tax benefits                             3,513,989      3,729,592
Total current assets                                66,172,281     64,872,456
Property, plant and equipment, net                  21,526,541     20,656,877
Intangible assets, net                               3,851,678      3,912,403
Total assets                                       $91,550,500    $89,441,736

Liabilities and Stockholders' Equity
Current liabilities:
   Accounts payable                                $ 7,510,966    $ 7,868,813
   Advance payments - customer service
      contracts                                      6,495,219      6,471,549
   Income taxes payable                                681,590        465,538
   Accrued liabilities                               6,270,822      6,603,997
   Current maturities of long-term debt
      and capital lease obligations                  2,912,556      2,884,231
Total current liabilities                           23,871,153     24,294,128

Advance payments - customer service contracts        3,817,548      3,807,824
Long-term debt and capital lease obligations         2,289,649      2,276,804
Deferred tax liability                                 151,962        112,274
Total liabilities                                   30,130,312     30,491,030

Minority interest                                    1,083,027      1,450,158

Stockholders' equity:
   Preferred stock                                       -              -
   Common stock                                         96,762         96,707
   Additional paid-in capital                       38,720,710     38,658,307
   Retained earnings                                23,366,163     20,837,869
   Cumulative foreign currency translation
      adjustments                                      222,276        (23,585)
   Treasury stock                                   (2,068,750)    (2,068,750)
Total stockholders' equity                          60,337,161     57,500,548
Total liabilities and stockholders' equity         $91,550,500    $89,441,736

See accompanying Notes to Condensed Consolidated Financial Statements.

                       Best Power Technology, Incorporated
              Condensed Consolidated Statement of Stockholders' Equity
                          Three months ended March 31, 1995
                                     (Unaudited)

                                                                               Cumulative
                       Common Stock, $.01 Par                                    Foreign
                         Value, Authorized         Additional                      Currency     Treasury        Total
                         25,000,000 Shares          Paid-in        Retained      Translation    Stock      Stockholders'
                             Shares      Amount      Capital       Earnings      Adjustments                  Equity
Balance January 1, 1995     9,520,679    $96,707    $38,658,307    $20,837,869    $ (23,585)   $(2,068,750)   $57,500,548

   Net Income                   -           -            -           2,528,294          -            -          2,528,294

   Foreign currency
      translation
      adjustments               -           -            -               -          245,861          -            245,861

   Issuance of stock            5,499         55         62,403          -              -            -             62,458

Balance March 31, 1995      9,526,178     96,762      38,720,710    23,366,163      222,276     (2,068,750)   $60,337,161



See accompanying Notes to Condensed Consolidated Financial Statements.
                       Best Power Technology, Incorporated

                 Condensed Consolidated Statements of Cash Flows
                                   (Unaudited)

                                            Three months ended March 31
                                                 1995          1994

Operating activities
Net Income                                  $2,528,294      $2,661,931

Adjustments to reconcile net income to
   cash provided by (used in) operating
   activities:
      Depreciation and amortization            676,190         475,621
      Deferred tax benefits                    255,291        (197,257)
      Minority interest                       (367,131)           -
      Changes in operating assets and
         liabilities:
            Receivables - trade                595,487        (677,500)
            Other receivables                  561,282        (306,323)
            Inventories                       (484,317)     (3,178,048)
            Prepaid expenses and other
               assets                         (210,833)        722,495
            Accounts payable                  (357,847)       (840,186)
            Advance payments - customer
               service contracts                33,394         183,905
            Income taxes payable               216,052         689,773
            Accrued liabilities               (333,175)       (114,298)
Total adjustments                              584,393      (3,241,818)
Net cash provided by (used in)
   operating activities                      3,112,687        (579,887)

Investing activities
Capital expenditures                        (1,485,129)       (806,968)
Net cash used in investing activities       (1,485,129)       (806,968)

Financing activities
Proceeds from issuance of common stock          62,458            -
Payments on notes receivable from
   stockholders                                   -             15,716
Proceeds from debt and capital lease
   obligations, net                              41,170           -
Net cash provided by financing activities       103,628         15,716
Net increase (decrease) in cash and cash
   equivalents                                1,731,186     (1,371,139)

Cash and cash equivalents at beginning
   of year                                   12,525,006     19,100,693
Cash and cash equivalents at end of
   period                                   $14,256,192    $17,729,554

                        Best Power Technology, Incorporated
               Notes to Condensed Consolidated Financial Statements
                                  March 31, 1995

  1.  Basis of Presentation

  The accompanying condensed consolidated financial statements of Best Power Technology, Incorporated and its subsidiaries (the Company) have been prepared in accordance with generally accepted accounting principles for interim financial information and in accordance with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments considered necessary for a fair presentation of the financial position and results of operations have been included. These adjustments are of a normal recurring nature. Operating results for the three month period ended March 31, 1995 are not necessarily indicative of the results that might be expected for the year ended December 31, 1995. These interim statements should be read in conjunction with the audited financial statements, related footnotes and Management's Discussion and Analysis of Financial Condition and Results of Operations contained in the Company's 1994 Annual Report to Stockholders.

  2.  Inventories
      The components of inventories are as follows:
                                                 March 31        December 31
                                                   1995             1994
                                               (Unaudited)

  Raw materials                                  $13,671,289       $12,229,847
  Work in process                                    717,670           498,782
  Finished goods                                  10,997,832        12,173,845
  Total                                          $25,386,791       $24,902,474

  3.  Subsequent Event
       On May 10, 1995, the Company announced that it had entered into an agreement with General Signal Corporation under which General Signal would acquire the Company for $200 million, or $21.00 per share, in cash.

       The agreement, which was unanimously approved by the Company's Board of Directors, provides for General Signal to make a cash tender offer for all outstanding shares of the Company's common stock at a price of $21.00 per share. The tender offer will be followed as soon as possible by a second-step merger in which each share of the Company's common stock not acquired in the tender offer will be converted into the right to receive $21.00 in cash.
       The tender offer is subject to customary terms and conditions, including the valid tender of a majority of the outstanding shares and the expiration or termination of any applicable waiting periods under the Hart-Scott-Rodino
    Antitrust Improvements Act of 1976.

Appendix C
                 General Signal Corporation

Unaudited Pro Forma Condensed Consolidated Financial Statements

                      Introductory Note

The following unaudited pro forma condensed consolidated financial statements have been prepared by GSX management. These statements reflect GSX's acquisition of Best and combine the historical consolidated financial statements of GSX and Best for the periods indicated using the purchase method of accounting.

The unaudited pro forma condensed consolidated balance sheet reflects adjustments as if the acquisition had occurred on March 31, 1995. The unaudited pro forma condensed consolidated statement of earnings has been prepared assuming the acquisition of Best had occurred at the beginning of GSX's fiscal year ended December 31, 1994. These pro forma statements should be read in conjunction with the historical consolidated financial statements and related notes of GSX and Best.

The pro forma condensed consolidated financial statements have been prepared using the following facts and assumptions:

GSX acquired the common stock of Best for a total cash payment of approximately $195 million. GSX has acquired 97% of the outstanding common stock of Best as of June 14, 1995 and expects to acquire the remaining shares before the end of the third quarter of 1995.

GSX will borrow, on a long-term basis, the $195 million in funds necessary to finance the acquisition.

GSX preliminarily estimates that it will incur transaction costs of $2.5 to $3.0 million and combination and integration costs ranging from $9.2 to $12.7 million. The transaction costs include investment banker and professional fees. The combination and integration costs include severance and relocation of key personnel and product lines, primarily related to existing General Signal locations, and factory rearrangement and administrative rationalization, primarily at Best's locations. The pro forma balance sheet and statement of earnings have not been adjusted to reflect these potential liabilities as the specific amounts of the liabilities have not been finalized.

Transaction and severance costs related to Best employees will be accounted for as purchase price adjustments, severance costs and certain exit costs related to existing GSX locations will be accrued as one-time restructuring charges as of June 30, 1995, and all other combination and integration costs will be expensed as incurred over the next twelve months as the plans are implemented. Total purchase price adjustments resulting from these costs are expected to range from $3.7 to $5.3 million and one-time restructuring charges are expected to range from $4.5 to $5.8 million.

The purchase price of Best will be allocated to the assets and liabilities of Best based upon their respective fair values at the date of acquisition. Such allocations will be based on evaluations and estimations which are still in process. Preliminarily, GSX estimates that it will make adjustments reducing the values of inventories and accounts receivable and increasing warranty and income tax accruals in an amount ranging from $6.3 to $15.7 million. For purposes of the accompanying pro forma statements, the pro forma adjustments have not been reflected because the preliminary valuation is subject to a final determination of fair values. The remaining excess of cost over the net assets of Best after the valuation adjustments discussed above will be allocated to goodwill and any other identifiable intangibles.

Pro forma adjustments to the condensed consolidated statement of earnings reflecting anticipated cost savings and other synergies resulting from the planned integration of Best and GSX are, under most circumstances, not permitted and accordingly have not been reflected in the pro forma financial statements.

The pro forma results are not intended to be a projection of future results and are not necessarily indicative of the results which would have occurred if the business combination had been in effect on the dates presented.

    Unaudited Pro Forma Condensed Consolidated Statement of Earnings
                      Year Ended December 31, 1994
                  (In millions, except per share data)
                                                                        Pro
                                   GSX          Best   Adjustments     forma

Net Sales                        $1,527.7     $149.4                  $1,677.1
Cost of sales                     1,109.5       86.4                   1,195.9
Gross profit                        418.2       63.0                     481.2

Operating expenses:
SG&A                                292.3        -         45.3(c)       342.6
                                                            5.0(e)
Disposition of businesses
   and special items               (46.2)                                (46.2)
Selling and marketing                           26.4      (26.4)(c)        -
Administrative                                  10.9      (10.9)(c)        -
Research and development                         8.6       (8.6)(c)        -

Total operating costs and
   expenses                        246.1        45.9        4.4         296.4

Operating earnings                 172.1        17.1       (4.4)        184.8

Other income (expense):
Interest income                                  0.7       (0.7)(c)        -
Interest expense, net              (11.8)       (0.2)     (11.7)(d)   (23.0)
                                                            0.7 (c)
Foreign currency gain (loss)                     0.2       (0.2)(c)        -
Miscellaneous                                    0.1       (0.1)(c)        -
Minority interest                                0.3       (0.3)(c)        -

                                  (11.8)         1.1      (12.3)         (23.0)

Earnings from continuing
   operations                     160.3         18.2      (16.7)         161.8

Income taxes                       56.2          7.2       (4.7)          58.7

Earnings from continuing
   operations                     $104.1       $11.0      $(12.0)         $103.1


Earnings per share of
   common stock from
   continuing operations         $2.20                                $2.18

Average common shares
   outstanding                    47.3                                 47.3

See accompanying notes to unaudited pro forma condensed consolidated financial statements.

General Signal Corporation
Unaudited Pro Forma Condensed Consolidated Statement of Earnings
Three Months Ended March 31, 1995
(In millions, except per share data)
                                                                     Pro
As Reported                    GSX          Best   Adjustments      forma

Net Sales                     $411.0        $35.3                   $446.3

Cost of sales                  293.3         21.1                    314.4

Gross profit                   117.7         14.2                    131.9

SG&A expenses                   71.6                     10.2(c)      83.1
                                                          1.3(e)

Selling and marketing                         6.2        (6.2)(c)       -

Administrative                                2.8        (2.8)(c)       -

Research and development                      2.0        (2.0)(c)       -

Total operating costs and
  expenses                      71.6         11.0         0.5         83.1

Operating earnings              46.1          3.2        (0.5)        48.8

Other income (expense):
Interest income                               0.1        (0.1)(c)       -

Interest expense, net           (4.1)        (0.1)       (2.9)(d)     (7.0)
                                                          0.1 (c)

Foreign currency gain (loss)                  0.5        (0.5)(c)       -

Minority interest                             0.3        (0.3)(c)       -

                                (4.1)         0.8        (3.7)        (7.0)

Earnings before income taxes    42.0          4.0        (4.2)        41.8

Income taxes                    14.7          1.5         1.2         15.0

Net earnings                   $27.3         $2.5       ($3.0)       $26.8

Earnings per share of
   common stock                $0.58                                 $0.57
Average common shares
   outstanding                  47.2                                  47.2

See accompanying notes to unaudited pro forma condensed consolidated financial statements.

General Signal Corporation
Unaudited Pro Forma Condensed Consolidated Balance Sheet
As of March 31, 1995
(In millions, except per share data)

                                                                     Pro
                                GSX          Best   Adjustments     forma

Cash and cash equivalents       $5.0        $14.3                    $19.3
Accounts receivable            259.7         21.7                    281.4
Inventories                    217.2         25.4                    242.6
Prepaid expenses and other
   current assets               46.7         1.3                      48.0
Assets held for sale           160.0          -                      160.0
Deferred income taxes           44.1         3.5                      47.6

   Total current assets        732.7        66.2           -         798.9

Property, plant and
  equipment                    279.9        21.5                     301.4
Intangibles                    187.8         3.9       (60.3)(a)     326.4
                                                       195.0 (b)
Other assets                   144.3          -                      144.3
Deferred income taxes           17.9          -                       17.9

   Total assets             $1,362.6       $91.6      $134.7      $1,588.9

Short-term borrowings and
   current maturities          $3.9         $2.9                      $6.8
Accounts payable               136.6         7.5                     144.1
Accrued expenses               151.7        12.8                     164.5
Income taxes                    26.9         0.7                      27.6

   Total current liabilities   319.1        23.9          -          343.0

Long-term debt, less
   current maturities          308.1         2.3       195.0(b)      505.4
Accrued postretirement and
   postemployment benefits     156.7          -                      156.7
Other liabilities               12.2         5.1                      17.3

   Total long-term
      liabilities              477.0         7.4        195.0        679.4

Shareholders' equity           566.5        60.3        (60.3)(a)    566.5

   Total liabilities and
     shareholders' equity   $1,362.6       $91.6       $134.7     $1,588.9


See accompanying notes to unaudited pro forma condensed consolidated financial statements.
General Signal Corporation

    Notes to Unaudited Pro Forma Condensed Consolidated
Financial Statements



The adjustments to give pro forma effect to GSX's acquisition of Best and the estimated purchase price allocation at March 31, 1995 are as follows:

     (a) The shareholders' equity of Best of $60.3 million has been reclassified to intangibles.

     (b) Consists of long-term borrowings by GSX of $195 million to finance the purchase of Best.

     (c) Certain reclassifications have been made to conform GSX and Best presentation of selling, general and administrative expenses.

     (d) Interest expense was recognized as if the $195 million of debt issued to acquire Best had been outstanding from the beginning of the period. The debt is assumed to carry a financing rate of 6 percent per year.

     (e) Goodwill and other identified intangibles are expected to range from $150 to $160 million. The pro forma statement of earnings reflects amortization of $150 million of goodwill and intangibles over 30 years since the preliminary valuation is subject to final determination of fair values and related lives. The amortization is reflected in the pro forma statement of earnings as if the goodwill were amortized from the beginning of the period.

                                SIGNATURES



     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.



                                  GENERAL SIGNAL CORPORATION




                                  /s/ Terry J. Mortimer
                                  Terry J. Mortimer
                                  Vice President and Controller
                                  Chief Accounting Officer
                                  June 26, 1995

                                SIGNATURES



     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.



                                     GENERAL SIGNAL CORPORATION






                                     Terry J. Mortimer
                                     Vice President and Controller
                                     Chief Accounting Officer
                                     June 26, 1995